Exhibit 99.1

IAC REPORTS Q3 RESULTS

NEW YORK—October 31, 2006—IAC (Nasdaq: IACI) released third quarter 2006 results today, reporting over $1.6 billion in revenue, an 11% rate of growth over the prior year, and $172 million of Operating Income Before Amortization, reflecting a similar growth rate. Adjusted EPS was $0.35, compared to $0.32 in the year ago period.

Free cash flow generated during the first nine months of 2006 was $310 million. Net cash provided by operating activities was $516 million. Operating income grew significantly in the third quarter to $110 million reflecting, in part, a charge in the year ago period related to the treatment of vested stock options in connection with the Expedia spin-off.  GAAP Diluted EPS for the quarter was $0.24, compared to $0.20 in the prior year period.

IAC repurchased 7.3 million shares of common stock at an average price of $26.44 between July 28 and October 27, 2006. During 2006, IAC has repurchased 34 million shares at an average price of $26.75, and has 8.8 million shares remaining in its current stock repurchase authorization. IAC also announced today that its Board of Directors has authorized the Company to repurchase up to an additional 60 million shares of common stock.

Revenue for the quarter reflects a modest increase in Retailing U.S. with flat revenue from HSN. The Services sector continued to benefit from strength in Ticketing, but was negatively impacted by market conditions in Lending. Continued growth at Ask.com contributed to strong revenue performance in the Media & Advertising sector. Overall, revenue in the quarter reflects increased year-over-year contributions from every sector within IAC.

Commenting on the third quarter results, Barry Diller, Chairman and CEO of IAC said: “We are unabashedly building an interactive conglomerate. We have three interrelated strategies: one, the growth of each of our businesses; two, Ask.com as the connecting thread; and three, all our cross company efforts which allow us to leverage our audience, scale and diversified expertise.”

SUMMARY RESULTS

$ in millions (except per share amounts)

	Q3 2006	Q3 2005	Growth
Revenue	$1,603.0	$1,444.4	11.0%

Operating Income Before Amortization	$171.8	$154.2	11.4%
Adjusted Net Income	$111.2	$113.3	-1.8%
Adjusted EPS	$0.35	$0.32	10.8%

Operating Income	$109.5	$19.2	469.1%
Net Income	$74.9	$68.1	10.1%
GAAP Diluted EPS	$0.24	$0.20	24.2%

See reconciliation of GAAP to non-GAAP measures beginning on page 13.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

SECTOR RESULTS

Sector results for the quarter were as follows ($ in millions):

	Q3 2006	Q3 2005	Growth
REVENUE
Retailing	$768.7	$749.5	3%
Services	511.9	452.9	13%
Media & Advertising	135.5	83.5	62%
Membership & Subscriptions	185.1	162.8	14%
Emerging Businesses	6.9	4.1	70%
Other	(5.2)	(8.3)	37%
Total	$1,603.0	$1,444.4	11%

OPERATING INCOME BEFORE AMORTIZATION
Retailing	$56.8	$54.0	5%
Services	80.9	86.0	-6%
Media & Advertising	15.9	9.3	71%
Membership & Subscriptions	44.5	36.1	23%
Emerging Businesses	(7.1)	(4.6)	-54%
Corporate and other	(19.1)	(26.5)	28%
Total	$171.8	$154.2	11%

OPERATING INCOME (LOSS)
Retailing	$49.8	$38.0	31%
Services	68.0	69.6	-2%
Media & Advertising	(2.1)	(0.9)	-148%
Membership & Subscriptions	36.6	27.4	34%
Emerging Businesses	(7.2)	(4.6)	-57%
Corporate and other	(35.5)	(110.3)	68%
Total	$109.5	$19.2	469%

Please see discussion of financial and operating results beginning on page 3 (including discussion of corporate and other expense on page 7) and reconciliations to the comparable GAAP measures and further segment detail beginning on page 13.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

RETAILING
	Q3 2006	Q3 2005	Growth
	$ in millions
Revenue
U.S.	$686.2	$664.3	3%
International	82.5	85.2	-3%
	$768.7	$749.5	3%
Operating Income Before Amortization
U.S.	$57.3	$56.7	1%
International	(0.6)	(2.8)	79%
	$56.8	$54.0	5%
Operating Income (Loss)
U.S.	$50.3	$41.1	23%
International	(0.6)	(3.1)	81%
	$49.8	$38.0	31%

Retailing delivered higher total revenue in the quarter, reflecting the results of Shoebuy, which was acquired in February, growth at catalogs, and flat revenue from HSN. Shoebuy successfully integrated its products into HSN.com during the quarter.

Retailing U.S.

Results benefited from a mid-single digit growth in units shipped offset by a slightly lower average price point and a higher average return rate. The change in average price is in part the result of a product mix shift toward jewelry and accessories at HSN. Additionally, these products typically carry a higher average return rate than the products sold in the year ago period which, when coupled with higher return rates within several product categories, led to a higher overall return rate. Catalog revenue growth was driven primarily from increased circulation.

U.S. Operating Income Before Amortization grew slower than revenue due to higher on-air distribution costs at HSN and higher catalog circulation costs, offset by improved overall gross margins, primarily due to the shift in product mix described above. Operating income also benefited from a decrease in the amortization of intangibles of $9.7 million.

Retailing International

International revenue declined due to lower revenue across most product categories, higher return rates and reduced on-air distribution. Excluding the effects of foreign exchange, International revenue declined 7%. Losses declined due in part to lower on-air distribution costs. The previously reported order processing delays incurred at a new fulfillment center improved and contributed a non-recurring benefit to performance in the quarter.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

SERVICES

	Q3 2006	Q3 2005	Growth
	$ in millions
Revenue
Ticketing	$265.5	$227.5	17%
Lending	106.0	109.4	-3%
Real Estate	15.9	16.3	-3%
Teleservices	106.1	87.4	21%
Home Services	18.5	12.2	51%
	$511.9	$452.9	13%
Operating Income Before Amortization
Ticketing	$57.0	$49.9	14%
Lending	18.8	30.6	-38%
Real Estate	(6.3)	(2.4)	-161%
Teleservices	5.3	4.4	21%
Home Services	6.0	3.5	71%
	$80.9	$86.0	-6%
Operating Income (Loss)
Ticketing	$50.5	$42.8	18%
Lending	15.2	25.3	-40%
Real Estate	(8.0)	(5.4)	-48%
Teleservices	5.3	4.4	21%
Home Services	5.1	2.6	96%
	$68.0	$69.6	-2%

Services revenue benefited from continued worldwide strength at Ticketing, while profit declines reflect a challenging market in Lending.

Ticketing

Strong domestic and international volume continued, driving a 7% increase in worldwide ticket sales and 10% higher average revenue per ticket. Contributing to the worldwide performance, domestic revenue increased 14% resulting from higher average revenue per ticket and higher ticket volumes, particularly for concert events. International revenue grew by 25%, or 19% excluding the effects of foreign exchange, due primarily to increased revenue from the United Kingdom and Canada. Profit growth was negatively impacted by an increase in ticket royalties and higher administrative and technology costs, partially offset by sales distribution efficiencies.

Lending

Lending revenue declined due to lower refinance revenue as a result of fewer loans sold into the secondary market and fewer closed units at the exchange. The difficult mortgage market environment continued, leading to a decline in close rates across all home loan products, especially in refinance. Revenue from purchase and home equity loans grew in the double digits, with purchase revenue growing faster, primarily due to strong growth in purchase loans at LendingTree Loans. The impact of lower close rates was partially offset by higher transmit revenue, due to higher average fees and growth in home loan Qualification Forms. Profits declined at a greater rate than revenue due to higher marketing expenses as a percent of revenue. However, marketing expenses declined as compared to the second quarter, improving sequential profit margins.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

SERVICES — continued

Real Estate

Revenue declined slightly due principally to fewer closings at the broker and builder networks. However, Real Estate revenue benefited from closings in the new brokerage business, which was not in the prior year results. Losses increased due primarily to costs associated with website development and the launch of this new brokerage business.

Home Services

Home Services reflects the results of ServiceMagic, which benefited from increased customer service requests and a greater number of service providers in the network.

MEDIA & ADVERTISING

	Q3 2006	Q3 2005	Growth
	$ in millions
Revenue	$135.5	$83.5	62%
Operating Income Before Amortization	$15.9	$9.3	71%
Operating Loss	$(2.1)	$(0.9)	-148%

Media & Advertising results include IAC Search & Media, Citysearch and Evite. IAC Search & Media consists of proprietary properties such as Ask.com, Ask.com UK and Fun Web Products, and network properties which include syndicated advertising, search results, and toolbars. Both proprietary and network revenue grew during the quarter.

IAC Search & Media increased revenue by 34% over the comparable prior year period primarily due to an increase in queries and higher revenue per query across most properties. During the quarter, Ask.com reached the anniversary of the August 2005 demonetization of the site which reduced the number of sponsored links at the top of the page and had the initial effect of lowering revenue. Network revenue growth outpaced proprietary revenue growth primarily due to an increase in syndicated search results. Proprietary revenue grew on the strength of Ask.com in the US and Fun Web Products, offset by weakness at Ask.com in the UK. Additionally, Citysearch delivered yet another strong quarter of revenue growth.

IAC Search & Media Operating Income Before Amortization grew significantly on a comparable basis to the prior year due to revenue growth, partially offset by higher revenue share payments to third-party traffic sources and higher marketing expenses.

IAC Search & Media operating loss for the current period also reflects amortization of non-cash marketing of $14.6 million, partially offset by a decrease in the amortization of intangibles of $6.8 million.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

MEMBERSHIP & SUBSCRIPTIONS

	Q3 2006	Q3 2005	Growth
	$ in millions
Revenue
Vacations	$72.9	$66.1	10%
Personals	80.2	66.0	22%
Discounts	32.0	30.8	4%
Intra-sector Elimination	(0.1)	—	NM
	$185.1	$162.8	14%
Operating Income Before Amortization
Vacations	$29.1	$26.6	10%
Personals	19.3	16.6	16%
Discounts	(3.9)	(7.1)	45%
	$44.5	$36.1	23%
Operating Income (Loss)
Vacations	$22.8	$20.2	13%
Personals	19.0	15.8	20%
Discounts	(5.2)	(8.6)	40%
	$36.6	$27.4	34%

Membership & Subscriptions results benefited from worldwide growth in subscribers and an increase in the average revenue per paid subscriber Personals, as well as increased membership and confirmations at Vacations.

Vacations revenue and profit growth was driven by a 5% increase in members and 6% growth in confirmations. During the quarter, Vacations experienced 23% growth in confirmations on line.

Personals revenue growth was driven by a 12% increase in worldwide paid subscribers and an increase in the average revenue per paid subscriber due in part to a greater percentage of subscribers at higher package prices versus the prior year. International paid subscribers grew by 13% due to continued expansion in several markets, most notably in the United Kingdom and Scandinavia. Profit margins declined slightly reflecting increased marketing in international markets.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OTHER ITEMS

Q3 Operating Income Before Amortization improved due to a decrease in corporate and other expense to $19.1 million. The prior year period included expenses and intercompany eliminations related to the Expedia spin-off totaling $5.2 million.

Q3 operating income was positively impacted by lower non-cash compensation expense primarily due to a $67 million charge related to the treatment of vested stock options in connection with the Expedia spin-off in Q3 2005.  This decrease was partially offset by an increase in non-cash compensation expense related to the acquisition of IAC Search & Media and to equity grants and modifications during and subsequent to Q3 2005.

Q3 other income comparisons were negatively impacted by a $2.7 million loss in Q3 2006 compared with a gain of $9.4 million in Q3 2005 reflecting changes in the fair value of the derivatives that were created in the Expedia spin-off. The derivatives relate to IAC’s obligation to deliver both IAC and Expedia shares upon the conversion of the Ask Convertible Notes and the exercise of certain IAC warrants.

Q3 net income growth was negatively impacted by the decreased contribution of discontinued operations. Discontinued operations in Q3 2005 include Expedia through August 8, 2005.

The effective tax rates for continuing operations and adjusted net income were 44% and 41% in Q3 2006, respectively. These effective tax rates were higher than the statutory rate of 35% due principally to state and foreign taxes. In addition, continuing operations was unfavorably impacted by interest on tax contingencies, partially offset by net adjustments related to the reconciliation of provision accruals to tax returns. The effective tax rates for continuing operations and adjusted net income were 16% and 32% in Q3 2005, respectively. These effective tax rates were lower than the statutory rate of 35% due principally to the recognition of a capital loss, interest received on IRS refunds and net adjustments related to the reconciliation of provision accruals to tax returns. These favorable items were partially offset by state taxes.  In addition, continuing operations was favorably impacted by the non-taxable gain associated with changes in the fair value of the derivatives created in the Expedia spin-off, offset by the unfavorable impact of non-deductible non-cash compensation expense.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

LIQUIDITY AND CAPITAL RESOURCES

During Q3, IAC repurchased 12.4 million shares at an average price of $25.79. IAC today announced that its Board of Directors has authorized it to repurchase up to 60 million shares of its outstanding common stock, which is in addition to the 8.8 million remaining under the prior authorization. IAC may purchase shares over an indefinite period of time, depending on those factors IAC management deems relevant at any particular time, including, without limitation, market conditions, share price, and future outlook.

As of September 30, 2006, IAC had approximately $1.9 billion in cash, restricted cash and marketable securities, $1.2 billion in debt and, excluding $323.5 million in LendingTree Loans debt that is non-recourse to IAC, $1.0 billion in pro forma net cash and marketable securities.

DILUTIVE SECURITIES

IAC has various tranches of dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions).

		Avg.
		Strike /	As of
	Shares	Conversion	10/27/06	Dilution at:

Share Price			$30.10	$35.00	$40.00	$45.00	$50.00

Absolute Shares as of 10/27/06 (a)	293.4		293.4	293.4	293.4	293.4	293.4

RSUs and Other	8.7		8.7	8.6	8.5	8.4	8.4
Options	25.9	$20.80	6.5	7.2	7.7	8.1	8.4
Warrants	34.6	$27.88	5.5	7.9	10.4	13.1	15.2
Convertible Notes	0.8	$14.82	0.8	0.8	0.8	0.8	0.8

Total Treasury Method Dilution			21.5	24.3	27.3	30.4	32.8
% Dilution			6.8%	7.7%	8.5%	9.4%	10.1%
Total Treasury Method Diluted Shares Outstanding			314.9	317.8	320.7	323.8	326.2

(a) Includes 0.5 million shares issued in connection with the conversion of $14.5 million convertible notes in October 2006.

CONFERENCE CALL

IAC will audiocast its conference call with investors and analysts discussing the company’s Q3 financial results on Tuesday, October 31, 2006, at 11:00 a.m. Eastern Time (ET). This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business.  The live audiocast is open to the public at www.iac.com/investors.htm.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OPERATING METRICS

		Q3 2006	Q3 2005	Growth
RETAILING

Retailing—U.S.	(a)
Units shipped (mm)		12.9	12.4	4%
Gross profit %		38.5%	37.6%
Return rate		17.9%	16.7%
Average price point		$58.06	$58.89	-1%
Internet %	(b)	26%	23%
HSN total homes—end of period (mm)		88.6	88.9	0%
Catalogs mailed (mm)		98.1	92.3	6%

SERVICES

Ticketing
Number of tickets sold (mm)		30.9	28.9	7%
Gross value of tickets sold (mm)		$1,609	$1,432	12%

Lending
Transmitted QFs (000s)	(c)	1,020.6	879.4	16%
Closings—units (000s)	(d)	68.7	75.8	-9%
Closings—dollars ($mm)	(d)	$8,031	$9,934	-19%

Real Estate
Closings—units (000s)		3.4	4.0	-16%
Closings—dollars ($mm)		$868	$1,068	-19%

MEDIA & ADVERTISING

IAC Search & Media Revenue by traffic source (pro forma)
Proprietary		59.3%	65.7%
Network		40.7%	34.3%

MEMBERSHIP & SUBSCRIPTIONS

Vacations
Members (000s)		1,843	1,764	5%
Confirmations (000s)		213	202	6%
Share of confirmations online		25%	22%

Personals
Paid Subscribers (000s)		1,319.7	1,178.9	12%

(a)             Retailing—U.S. metrics include HSN and the catalogs business.

(b)            Internet demand as a percent of total Retailing - U.S. demand excluding Liquidations and Services.

(c)             Customer “Qualification Forms” (QFs) transmitted to at least one exchange lender (including LendingTree Loans) plus QFs transmitted to at least one GetSmart lender.

(d)            Loan closings consist of loans closed by exchange lenders and directly by LendingTree Loans.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Product sales	$806,611	$783,961	$2,402,527	$2,203,023
Service revenue	796,360	660,473	2,360,117	1,745,620
Net revenue	1,602,971	1,444,434	4,762,644	3,948,643
Cost of sales-product sales	489,726	482,518	1,462,430	1,352,377
Cost of sales-service revenue	363,851	303,583	1,069,208	836,965
Gross profit	749,394	658,333	2,231,006	1,759,301

Selling and marketing expense	304,668	270,823	960,716	703,152
General and administrative expense	209,851	247,052	608,263	591,193
Other operating expense	37,840	33,336	108,186	83,138
Amortization of non-cash marketing	14,629	—	32,625	—
Amortization of intangibles	29,554	50,177	127,255	133,933
Depreciation	43,306	37,696	129,692	108,034
Operating income	109,546	19,249	264,269	139,851

Other income (expense):
Interest income	16,578	29,365	55,032	121,377
Interest expense	(14,731)	(20,439)	(45,738)	(58,106)
Gain on sale of VUE interests	—	—	—	523,487
Equity in income of unconsolidated affiliates	8,322	6,225	25,594	39,580
Other income	3,541	8,034	7,479	16,126
Total other income, net	13,710	23,185	42,367	642,464

Earnings from continuing operations before income taxes and minority interest	123,256	42,434	306,636	782,315
Income tax provision	(54,180)	(6,802)	(131,356)	(309,882)
Minority interest in income of consolidated subsidiaries	30	(526)	701	(1,951)
Earnings from continuing operations	69,106	35,106	175,981	470,482
Gain on sale of EUVIA, net of tax	—	—	—	79,648
Income (loss) from discontinued operations, net of tax	5,839	34,383	(45)	212,953
Earnings before preferred dividends	74,945	69,489	175,936	763,083
Preferred dividends	—	(1,412)	—	(7,938)
Net earnings available to common shareholders	$74,945	$68,077	$175,936	$755,145

Earnings per share from continuing operations:
Basic earnings per share	$0.23	$0.10	$0.57	$1.39
Diluted earnings per share	$0.22	$0.10	$0.54	$1.30

Net earnings per share available to common shareholders:
Basic earnings per share	$0.25	$0.21	$0.57	$2.27
Diluted earnings per share	$0.24	$0.20	$0.54	$2.12

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED BALANCE SHEET

($ in thousands)

	September 30,	December 31,
	2006	2005
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,068,857	$987,080
Restricted cash and cash equivalents	27,938	93,561
Marketable securities	805,335	1,488,058
Accounts and notes receivable, net	546,252	485,268
Loans held for sale, net	332,235	372,512
Inventories, net	425,943	337,186
Deferred income taxes	76,119	66,691
Other current assets	181,056	163,172
Total current assets	3,463,735	3,993,528

Property, plant and equipment, net	610,399	566,990
Goodwill	7,259,002	7,351,700
Intangible assets, net	1,515,022	1,558,188
Long-term investments	146,314	122,313
Other non-current assets	176,124	325,046
TOTAL ASSETS	$13,170,596	$13,917,765

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term obligations and short-term borrowings	$344,332	$375,276
Accounts payable, trade	280,976	326,766
Accounts payable, client accounts	384,544	269,344
Deferred revenue	148,769	123,267
Income taxes payable	433,583	516,940
Other accrued liabilities	549,849	621,404
Total current liabilities	2,142,053	2,232,997

Long-term obligations, net of current maturities	871,574	959,410
Other long-term liabilities	160,999	223,486
Deferred income taxes	1,231,964	1,265,530
Minority interest	28,715	5,514

SHAREHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	408	399
Class B convertible common stock	32	32
Additional paid-in capital	14,554,011	14,341,668
Retained earnings	304,012	128,076
Accumulated other comprehensive income	51,470	26,073
Treasury stock	(6,169,644)	(5,260,422)
Note receivable from key executive for common stock issuance	(4,998)	(4,998)
Total shareholders’ equity	8,735,291	9,230,828
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$13,170,596	$13,917,765

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; $ in thousands)

	Nine Months Ended September 30,
	2006	2005
Cash flows from operating activities attributable to continuing operations:
Earnings before preferred dividends	$175,936	$763,083
Less: loss (income) from discontinued operations, net of tax	45	(292,601)
Earnings from continuing operations	175,981	470,482
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities attributable to continuing operations:
Depreciation and amortization of intangibles	256,947	241,967
Non-cash compensation expense	70,772	113,778
Amortization of cable distribution fees	23,191	51,183
Amortization of non-cash marketing	32,625	—
Deferred income taxes	64,229	(1,054,605)
Excess tax benefits from stock-based awards	—	27,422
Gain on sales of loans held for sale	(170,174)	(128,288)
Gain on sale of VUE interests	—	(523,487)
Equity in income of unconsolidated affiliates, net of dividends	(25,594)	(39,580)
Non-cash interest income	—	(29,511)
Minority interest in income of consolidated subsidiaries	(701)	1,951
Increase in cable distribution fees	(16,875)	(20,067)
Changes in current assets and liabilities:
Accounts and notes receivable	(11,514)	(4,727)
Origination of loans held for sale	(5,956,766)	(5,282,836)
Proceeds from sales of loans held for sale	6,166,840	5,200,748
Inventories	(89,206)	(92,944)
Prepaids and other assets	(14,792)	(11,039)
Accounts payable, income taxes payable and accrued liabilities	(116,365)	519,540
Deferred revenue	25,410	32,308
Funds collected by Ticketing on behalf of clients, net	64,947	78,666
Other, net	37,016	(6,368)
Net cash provided by (used in) operating activities attributable to continuing operations	515,971	(455,407)
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(80,148)	(682,809)
Capital expenditures	(178,635)	(175,262)
Purchases of marketable securities	(529,643)	(1,943,180)
Proceeds from sales and maturities of marketable securities	1,220,121	2,324,303
Decrease (increase) in long-term investments	4,117	(28,707)
Proceeds from sale of VUE interests	—	1,882,291
Proceeds from sale of Euvia	—	183,016
Other, net	2,257	31,334
Net cash provided by investing activities attributable to continuing operations	438,069	1,590,986
Cash flows from financing activities attributable to continuing operations:
Borrowings	814	80,000
Borrowings under warehouse lines of credit	5,853,469	5,190,541
Repayments of warehouse lines of credit	(5,892,278)	(4,984,897)
Principal payments on long-term obligations	(12,859)	(38,344)
Purchase of treasury stock	(927,059)	(1,488,427)
Issuance of common stock, net of withholding taxes	49,785	47,362
Redemption of preferred stock	—	(655,727)
Preferred dividends	—	(7,938)
Excess tax benefits from stock-based awards	14,144	—
Other, net	22,035	(42,062)
Net cash used in financing activities attributable to continuing activities	(891,949)	(1,899,492)
Total cash provided by (used in) continuing operations	62,091	(763,913)
Net cash (used in) provided by operating activities attributable to discontinued operations	(3,537)	753,445
Net cash used in investing activities attributable to discontinued operations	(104)	(19,062)
Net cash used in financing activities attributable to discontinued operations	—	(38,717)
Total cash (used in) provided by discontinued operations	(3,641)	695,666
Effect of exchange rate changes on cash and cash equivalents	23,327	(22,053)
Net increase (decrease) in cash and cash equivalents	81,777	(90,300)
Cash and cash equivalents at beginning of period	987,080	999,698
Cash and cash equivalents at end of period	$1,068,857	$909,398

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF OPERATING CASH FLOW FROM CONTINUING OPERATIONS TO FREE CASH FLOW

(unaudited; $ in millions)

	Nine Months Ended September 30,
	2006	2005
Net cash provided by operating activities attributable to continuing operations	$516.0	$(455.4)
(Decrease) increase in warehouse loans payable	(38.8)	205.6
Capital expenditures	(178.6)	(175.3)
Tax payments related to the sale of VUE interests	11.1	652.8
Preferred dividends paid	—	(7.9)
Free Cash Flow (a)	$309.6	$219.8

(a) In accordance with the Company’s adoption of SFAS 123R, excess tax benefits from stock-based awards, $14.1 million in the first nine months of 2006, are included in net cash used in financing activities and therefore not included in Free Cash Flow. Accordingly, amounts presented for operating cash flows and free cash flows for 2006 will be adversely affected in comparison to prior results; however, there is no change in economic substance resulting from this change in reporting classification. Excess tax benefits from stock-based awards in the first nine months of 2005 of $27.4 million were included in net cash provided by operating activities and Free Cash Flow.

For the nine months ended September 30, 2006, consolidated Free Cash Flow increased by $90 million from the prior year period due primarily to higher operating income and non-cash expenses. Offsetting the increase is lower interest income and a smaller contribution from Ticketing client cash. Ticketing client cash contributed $64.9 million in the current period, versus $78.7 million in the prior year period. Free Cash Flow includes the change in warehouse loans payable because the change in loans held for sale is already included in cash provided by operating activities. Free Cash Flow excludes tax payments related to the sale of the Company’s interests in VUE because the proceeds on the sale were not included in cash provided by operating activities.

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Diluted earnings per share	$0.24	$0.20	$0.54	$2.12
GAAP diluted weighted average shares outstanding	309,214	347,788	324,747	360,906
Net earnings available to common shareholders	$74,945	$68,077	$175,936	$755,145
Non-cash compensation expense	18,092	84,775	70,772	113,778
Amortization of non-cash marketing	14,629	—	32,625	—
Amortization of intangibles	29,554	50,177	127,255	133,933
Equity in income of VUE	—	—	—	(21,960)
Net other (income) expense related to fair value adjustment on derivatives	2,741	(9,400)	2,977	(9,400)
Gain on sale of VUE interests and related effects	3,886	—	8,591	(523,487)
Gain on sale of EUVIA, net of tax	—	—	—	(79,648)
Discontinued operations, net of tax	(5,839)	(34,383)	45	(212,953)
Impact of income taxes and minority interest	(27,032)	(46,356)	(93,467)	133,769
Interest on convertible notes, net of tax	241	412	851	412
Adjusted Net Income	$111,217	$113,302	$325,585	$289,589

Adjusted EPS weighted average shares outstanding	316,067	356,618	331,304	358,138

Adjusted EPS	$0.35	$0.32	$0.98	$0.81

GAAP Basic weighted average shares outstanding	296,091	326,421	309,070	332,426
Options, warrants and restricted stock, treasury method	11,823	21,367	14,019	19,464
Conversion of convertible preferred and convertible notes (if applicable)	1,300	—	1,658	9,016
GAAP Diluted weighted average shares outstanding	309,214	347,788	324,747	360,906
Impact of restricted shares and convertible preferred and notes (if applicable), net	6,853	8,830	6,557	(2,768)
Adjusted EPS shares outstanding	316,067	356,618	331,304	358,138

For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding as compared with shares outstanding for GAAP purposes, which includes RSUs on a treasury method basis.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the three months ended September 30, 2006
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non-cash marketing	Amortization of intangibles	Operating income (loss)
Retailing:
U.S.	$57.3	$(1.3)	$—	$(5.7)	$50.3
International	(0.6)	—	—	—	(0.6)
Total Retailing	56.8	(1.3)	—	(5.7)	49.8
Services:
Ticketing	57.0	—	—	(6.6)	50.5
Lending	18.8	(0.1)	—	(3.5)	15.2
Real Estate	(6.3)	(0.1)	—	(1.7)	(8.0)
Teleservices	5.3	—	—	—	5.3
Home Services	6.0	(0.2)	—	(0.8)	5.1
Total Services	80.9	(0.4)	—	(12.5)	68.0
Media & Advertising	15.9	—	(14.6)	(3.4)	(2.1)
Membership & Subscriptions:
Vacations	29.1	—	—	(6.3)	22.8
Personals	19.3	—	—	(0.3)	19.0
Discounts	(3.9)	—	—	(1.3)	(5.2)
Total Membership & Subscriptions	44.5	—	—	(7.8)	36.6
Emerging Businesses	(7.1)	—	—	(0.1)	(7.2)
Corporate and other	(19.1)	(16.4)	—	—	(35.5)
Total	$171.8	$(18.1)	$(14.6)	$(29.6)	$109.5
Other income, net					13.7
Earnings from continuing operations before income taxes and minority interest					123.3
Income tax provision					(54.2)
Minority interest in income of consolidated subsidiaries					—
Earnings from continuing operations					69.1
Income from discontinued operations, net of tax					5.8
Earnings before preferred dividends					74.9
Preferred dividends					—
Net earnings available to common shareholders					$74.9

(A) Non-cash compensation expense includes $1.3 million, $1.4 million and $15.4 million which are included in cost of sales, selling and marketing expense and general and administrative expense, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation

Retailing:
US	$8.9
International	1.4
Total Retailing	10.2
Services:
Ticketing	9.5
Lending	2.3
Real Estate	0.7
Teleservices	3.8
Home Services	0.5
Total Services	16.8
Media & Advertising	6.9
Membership & Subscriptions:
Vacations	1.9
Personals	2.3
Discounts	1.5
Total Membership & Subscriptions	5.8
Emerging Businesses	0.6
Corporate and other	3.0
Total Depreciation	$43.3

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the nine months ended September 30, 2006
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non-cash marketing	Amortization of intangibles	Operating income (loss)
Retailing:
U.S.	$176.8	$(3.5)	$—	$(30.5)	$142.9
International	(0.5)	—	—	(0.7)	(1.2)
Total Retailing	176.3	(3.5)	—	(31.2)	141.6
Services:
Ticketing	198.8	—	—	(20.5)	178.3
Lending	46.5	1.0	—	(13.5)	34.0
Real Estate	(15.9)	0.5	—	(6.2)	(21.6)
Teleservices	15.8	—	—	—	15.8
Home Services	13.6	(0.5)	—	(2.4)	10.8
Total Services	258.8	1.1	—	(42.6)	217.3
Media & Advertising	38.2	—	(29.6)	(28.5)	(19.9)
Membership & Subscriptions:
Vacations	94.4	—	—	(18.9)	75.5
Personals	42.5	—	(3.0)	(1.9)	37.6
Discounts	(34.3)	—	—	(3.9)	(38.1)
Total Membership & Subscriptions	102.7	—	(3.0)	(24.6)	75.0
Emerging Businesses	(19.6)	(0.1)	—	(0.4)	(20.1)
Corporate and other	(61.4)	(68.3)	—	—	(129.7)
Total	$494.9	$(70.8)	$(32.6)	$(127.3)	$264.3
Other income, net					42.4
Earnings from continuing operations before income taxes and minority interest					306.6
Income tax provision					(131.4)
Minority interest in income of consolidated subsidiaries					0.7
Earnings from continuing operations					176.0
Loss from discontinued operations, net of tax					—
Earnings before preferred dividends					176.0
Preferred dividends					—
Net earnings available to common shareholders					$175.9

(A) Non-cash compensation expense includes $5.4 million, $5.9 million, $59.4 million and $0.1 million which are included in cost of sales, selling and marketing expense, general and administrative expense and other operating expense, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation
Retailing:
US	$29.0
International	3.8
Total Retailing	32.8
Services:
Ticketing	28.6
Lending	7.3
Real Estate	1.9
Teleservices	11.3
Home Services	1.2
Total Services	50.4
Media & Advertising	20.3
Membership & Subscriptions:
Vacations	5.9
Personals	5.8
Discounts	4.3
Total Membership & Subscriptions	16.0
Emerging Businesses	1.6
Corporate and other	8.6
Total Depreciation	$129.7

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the three months ended September 30, 2005
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non-cash marketing	Amortization of intangibles	Operating income (loss)
Retailing:
U.S.	$56.7	$(0.3)	$—	$(15.4)	$41.1
International	(2.8)	—	—	(0.3)	(3.1)
Total Retailing	54.0	(0.3)	—	(15.7)	38.0
Services:
Ticketing	49.9	—	—	(7.1)	42.8
Lending	30.6	(0.5)	—	(4.8)	25.3
Real Estate	(2.4)	(0.2)	—	(2.8)	(5.4)
Teleservices	4.4	—	—	—	4.4
Home Services	3.5	(0.1)	—	(0.8)	2.6
Total Services	86.0	(0.9)	—	(15.5)	69.6
Media & Advertising	9.3	—	—	(10.1)	(0.9)
Membership & Subscriptions:
Vacations	26.6	—	—	(6.3)	20.2
Personals	16.6	—	—	(0.9)	15.8
Discounts	(7.1)	—	—	(1.6)	(8.6)
Total Membership & Subscriptions	36.1	—	—	(8.7)	27.4
Emerging Businesses	(4.6)	0.1	—	(0.1)	(4.6)
Corporate and other	(26.5)	(83.8)	—	—	(110.3)
Total	$154.2	$(84.8)	$—	$(50.2)	$19.2
Other income, net					23.2
Earnings from continuing operations before income taxes and minority interest					42.4
Income tax provision					(6.8)
Minority interest in income of consolidated subsidiaries					(0.5)
Earnings from continuing operations					35.1
Gain on sale of EUVIA, net of tax					—
Income from discontinued operations, net of tax					34.4
Earnings before preferred dividends					69.5
Preferred dividends					(1.4)
Net earnings available to common shareholders					$68.1

(A) Non-cash compensation expense includes $3.2 million, $1.5 million and $80.1 million which are included in cost of sales, selling and marketing expense and general and administrative expense, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation
Retailing:
US	$10.0
International	1.2
Total Retailing	11.2
Services:
Ticketing	9.2
Lending	1.5
Real Estate	0.3
Teleservices	3.9
Home Services	0.3
Total Services	15.1
Media & Advertising	4.8
Membership & Subscriptions:
Vacations	1.8
Personals	1.6
Discounts	1.2
Total Membership & Subscriptions	4.6
Emerging Businesses	0.1
Corporate and other	1.9
Total Depreciation	$37.7

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the nine months ended September 30, 2005
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non-cash marketing	Amortization of intangibles	Operating income (loss)
Retailing:
U.S.	$172.2	$(0.3)	$—	$(44.1)	$127.8
International	(0.2)	—	—	(1.0)	(1.2)
Total Retailing	172.0	(0.3)	—	(45.1)	126.6
Services:
Ticketing	159.6	—	—	(21.4)	138.1
Lending	66.7	(1.4)	—	(18.7)	46.6
Real Estate	(13.8)	(0.7)	—	(9.3)	(23.9)
Teleservices	11.0	—	—	—	11.0
Home Services	9.1	0.9	—	(2.2)	7.8
Total Services	232.6	(1.3)	—	(51.7)	179.6
Media & Advertising	10.2	—	—	(10.2)	—
Membership & Subscriptions:
Vacations	85.5	—	—	(18.9)	66.6
Personals	32.5	—	—	(2.8)	29.7
Discounts	(31.7)	—	—	(4.8)	(36.6)
Total Membership & Subscriptions	86.2	—	—	(26.5)	59.7
Emerging Businesses	(13.0)	—	—	(0.4)	(13.4)
Corporate and other	(100.6)	(112.2)	—	—	(212.7)
Total	$387.6	$(113.8)	$—	$(133.9)	$139.9
Other income, net					642.5
Earnings from continuing operations before income taxes and minority interest					782.3
Income tax provision					(309.9)
Minority interest in income of consolidated subsidiaries					(2.0)
Earnings from continuing operations					470.5
Gain on sale of EUVIA, net of tax					79.6
Income from discontinued operations, net of tax					213.0
Earnings before preferred dividends					763.1
Preferred dividends					(7.9)
Net earnings available to common shareholders					$755.1

(A) Non-cash compensation expense includes $5.3 million, $3.2 million, $105.2 million and $0.1 million which are included in cost of sales, selling and marketing expense, general and administrative expense and other operating expense, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation
Retailing:
US	$30.5
International	5.5
Total Retailing	35.9
Services:
Ticketing	27.5
Lending	3.9
Real Estate	0.7
Teleservices	11.4
Home Services	0.7
Total Services	44.3
Media & Advertising	6.9
Membership & Subscriptions:
Vacations	5.3
Personals	6.4
Discounts	3.4
Total Membership & Subscriptions	15.2
Emerging Businesses	0.1
Corporate and other	5.6
Total Depreciation	$108.0

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING

IAC reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense and amortization of non-cash marketing, (2) amortization of intangibles and goodwill impairment, (3) pro forma adjustments for significant acquisitions, and (4) one-time items.  We believe this measure is useful to investors because it represents the consolidated operating results from IAC’s segments, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to IAC’s statement of operations of certain expenses, including non-cash compensation, non-cash marketing, and acquisition-related accounting.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects and minority interest, (1) non-cash compensation expense and amortization of non-cash marketing, (2) amortization of intangibles and goodwill impairment, if applicable, (3) pro forma adjustments for significant acquisitions, if applicable, (4) equity income or loss from IAC’s 5.44% interest in VUE and gain on the sale of IAC’s interest in VUE, (5) non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off as a result of both IAC and Expedia shares being issuable upon the conversion of the Ask Convertible Notes and the exercise of certain IAC warrants, (6) one-time items, if applicable and (7) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by weighted fully diluted shares outstanding for Adjusted EPS purposes.  We include dilution from options and warrants per the treasury stock method and include all restricted shares and restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS.  This differs from the GAAP method for including RSUs, which treats them on a treasury method basis.  In addition, convertible instruments are assumed to be converted in determining shares outstanding for Adjusted EPS, if the effect is dilutive.  Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of any other non-cash expenses.  Adjusted Net Income and Adjusted EPS have the same limitations as Operating Income Before Amortization, and in addition Adjusted Net Income and Adjusted EPS do not account for IAC’s former passive ownership in VUE.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Free Cash Flow is defined as net cash provided by operating activities, including preferred dividends received from VUE, less capital expenditures and preferred dividends paid by IAC. For purposes of Free Cash Flow, we also include changes in warehouse loans payable in Lending due to the close connection that exists with changes in loans held by sale which are included in cash provided by operations. In addition, Free Cash Flow excludes the tax payments related to the sale of IAC’s interests in VUE due to the exclusion of the proceeds on the sale from cash provided by operating activities. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are non-operational. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING - continued

Pro Forma Results

We will only present Operating Income Before Amortization, Adjusted Net Income and Adjusted EPS on a pro forma basis if we view a particular transaction as significant in size or transformational in nature. For the periods presented in this release, there are no transactions that we have included on a pro forma basis.

One-Time Items

Operating Income Before Amortization and Adjusted Net Income are presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. GAAP results include one-time items. For the periods presented in this release, there are no adjustments for any one-time items.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding which, for restricted stock units and stock options, are included on a treasury method basis.  We view the true cost of our restricted stock units as the dilution to our share base, and as such all units are included in our shares outstanding for Adjusted EPS purposes.

Amortization of non-cash marketing consists of non-cash advertising secured from Universal Television as part of the transaction pursuant to which VUE was created, and the subsequent transaction by which IAC sold its partnership interests in VUE (collectively referred to as “NBC Universal Advertising”). The NBC Universal Advertising is available for television advertising on various NBC Universal network and cable channels without any cash cost.

The NBC Universal Advertising is excluded from Operating Income Before Amortization and Adjusted Net Income because it is non-cash and generally is incremental to the advertising the Company otherwise secures as a result of its ordinary cost/benefit marketing planning process.  Accordingly, the Company’s aggregate level of advertising, and the increased concentration of that advertising on NBC Universal network and cable channels, does not reflect what our advertising effort would otherwise be without these credits, which will expire on September 30, 2008 if not exhausted before then.  As a result, management believes that treating the NBC Universal Advertising as an expense does not appropriately reflect its true cost/benefit relationship, nor does it best reflect the Company’s long-term level of advertising expenditures.  Nonetheless, while the benefits directly attributable to television advertising are always difficult to determine, and especially so with respect to the NBC Universal Advertising due to its incrementality and heavy concentration, it is likely that the Company does derive benefits from it, though management believes such benefits are generally less than those received through its regular advertising for the reasons stated above.  Operating Income Before Amortization and Adjusted Net Income therefore have the limitation of including those benefits while excluding the associated expense.

Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as supplier contracts and customer relationships, are valued and amortized over their estimated lives. While it is likely that we will have significant intangible amortization expense as we continue to acquire companies, we believe that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.

Equity income or loss from IAC’s 5.44% common interest in VUE is excluded from Adjusted Net Income and Adjusted EPS because IAC had no operating control over VUE, had no way to forecast this business, and did not consider the results of VUE in evaluating the performance of IAC’s businesses.  The gain from the sale in June 2005 of IAC’s interests in VUE and related effects are excluded from Adjusted Net Income and Adjusted EPS for similar reasons.

Non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off is excluded from Adjusted Net Income and Adjusted EPS because the obligations underlying these derivatives, which relate to the Ask Convertible Notes and certain IAC warrants, are expected to ultimately be settled in shares of IAC common stock and Expedia common stock, and not in cash.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash — but our primary valuation metrics are Operating Income Before Amortization and Adjusted EPS.  In addition, because Free Cash Flow is subject to timing, seasonality and one-time events, we believe it is not appropriate to annualize quarterly Free Cash Flow results.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call to be held at 11:00 a.m. Eastern Time today may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to IAC’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements that use words such as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “believes” and similar expressions.  These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in economic conditions generally or in any of the markets or industries in which IAC’s businesses operate, changes in senior management at IAC and/or its businesses, the rate of online migration in the various markets and industries in which IAC’s businesses operate, technological changes, regulatory changes, changes in the interest rate environment or a slowdown in the domestic housing market, effectiveness of hedging activities, changes affecting distribution channels, consumer acceptance of new products and services, changes in the advertising market and the ability of IAC to expand successfully in international markets. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission (“SEC”).  Other unknown or unpredictable factors also could have a material adverse effect on IAC’s business, financial condition and results of operations. In light of these risks and uncertainties, these forward-looking statements may not occur. Accordingly, readers should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of this press release. IAC does not undertake to update these forward-looking statements.

About IAC/InterActiveCorp

IAC operates leading and diversified businesses in sectors being transformed by the internet, online and offline... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To view a full list of the companies of IAC please visit our website at http://iac.com

Contact Us

IAC Investor Relations
James Hart / Eoin Ryan
(212) 314-7400

IAC Corporate Communications
Andrea Riggs / Stacy Simpson
(212) 314-7280 / 7470

IAC/InterActiveCorp
152 West 57th Street, 42nd Floor New York, NY 10019  212.314.7300 Fax 212.314.7309  http://iac.com

*    *    *

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT